Exhibit 99.1

AITX’s RAD Offers SelectBlur at No Cost to Law Enforcement Agencies

Law Enforcement Now Has a Secure, Easy and Affordable Way to Obscure Faces in Videos and Images

Detroit, Michigan, March 26, 2024 – Robotic Assistance Devices (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is pleased to announce the availability of ‘SelectBlur’, to law enforcement agencies at zero cost1. This offers comes on the heels of widespread news stories of the Murrieta Police Department utilizing Lego images in an effort to obscure faces in booking photos and videos.

SelectBlur is a user-friendly Windows® desktop application that allows users to selectively blur faces in video footage, ensuring the privacy of individuals who are not the focus of the surveillance. The application supports almost any video format and operates entirely on the desktop, eliminating the need for cloud-based processing and thereby further enhancing the security of sensitive data.

“It’s our commitment to empower law enforcement with the most innovative technological solutions available,” said Steve Reinharz, CEO/CTO of AITX and RAD, reflecting on his deeply fulfilling years of collaboration with the LAPD. “Having witnessed firsthand the challenges faced by our dedicated law enforcement professionals, I’m driven by a profound sense of duty to equip them with tools that not only enhance their capabilities but also alleviate any apprehension towards embracing advanced AI technology. Offering SelectBlur at no cost is a small gesture of gratitude for their tireless dedication to public safety and underscores our shared mission to protect and serve our communities with integrity and compassion.”

The recent incident involving the Murrieta Police Department’s utilization of Lego images to obscure faces in booking photos underscores the complexities law enforcement agencies face in adhering to evolving privacy regulations. With California Assembly Bill 994 mandating the removal of booking photos from social media after 14 days, agencies like the Murrieta PD are challenged to find compliant solutions that balance privacy concerns with public transparency. The California Legislature also passed Assembly Bill 1475 in 2021, prohibiting local law enforcement from publishing mug shots of suspects in nonviolent crimes.

“Having spent 23 years with the FBI, I’ve witnessed the immense pressure and demands faced by today’s law enforcement agencies,” stated Troy McCanna, RAD’s Chief Security Officer and former FBI agent. “These burdens weigh heavily on police departments, and I understand the urgency to streamline their operations. SelectBlur is more than just a tool; it’s a lifeline for our officers, offering a seamless solution to ease their workload and ensure the privacy and integrity of sensitive information.”

The Company’s offer of providing SelectBlur to law enforcement agencies at no cost2 represents a significant cost-saving opportunity compared to its typical monthly licensing fee of $299 per user. By waiving the monthly subscription, RAD is now enabling law enforcement agencies to allocate their resources more efficiently, redirecting funds towards other critical needs such as training, equipment, or community outreach initiatives. This cost-saving measure not only ensures accessibility to cutting-edge surveillance technology but also underscores RAD’s commitment to supporting law enforcement agencies in their mission to uphold public safety while maintaining privacy and ethical standards.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz

1 Certain conditions apply, please see website for complete details.

2 One SelectBlur license per agency, see website for details.